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                                                                   Exhibit 10.12


Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.



                              AMENDMENT NUMBER TWO
                                       TO
                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
                                     BETWEEN
                            UCSF-STANFORD HEALTH CARE
                                       AND
                                GK FINANCING, LLC


        This AMENDMENT NUMBER TWO TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (the "Amendment") is dated effective as of February 6, 1998, and is entered into between GK FINANCING, LLC, a California limited liability company ("GKF"), and UCSF- STANFORD HEALTH CARE, a California nonprofit public benefit corporation ("UCSF SHC"), with reference to the following facts:

                                    RECITALS

        A. Reference is made to a certain Lease Agreement for a Gamma Knife Unit (as amended, the "Agreement") which was dated July 6, 1990 but which first became effective on September 17, 1991, between The Regents of the University of California ("University") and American Shared Hospital Services, a California corporation ("ASHS").

        B. The Agreement was amended pursuant to a certain Amendment Number One to the Lease Agreement for a Gamma Knife Unit (the "First Amendment") dated effective August 1, 1995 between University and ASHS.

        C. ASHS subsequently assigned all of its right, title and interest in and to the Agreement to its wholly-owned subsidiary, American Shared Radiosurgery Services ("ASRS").

        D. On December 31, 1995, ASRS assigned all of its right, title and interest in and to the Agreement to GKF pursuant to a certain Assignment and Assumption Agreement, which assignment was consented to by University pursuant to a certain Estoppel Certificate and Consent to Assignment dated December 21, 1995.

        E. UCSF SHC was incorporated on November 1, 1997 and was assigned certain assets and assumed certain liabilities, including all of University's rights and obligations under the Agreement.

        F. GKF and UCSF SHC desire to further amend the Agreement as provided below.


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               NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Agreement as follows:

                                    AGREEMENT

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.

2. Extension of Term. The Term of the Agreement shall be extended through September 17, 2008.

3. Option to Purchase Equipment. UCSF SHC shall not exercise any of its options set forth in Sections 14(a)(i) or 14(a)(ii) of the Agreement to purchase the Leksell Gamma Knife Model U Unit (the "Original Unit") that is currently being leased by GKF to UCSF SHC under the Agreement. Accordingly, title to the Original Unit shall remain with GKF.

4. Replacement of the Original Unit. GKF shall be responsible for removing the Original Unit from the Site, and replacing it with a new Leksell Gamma Knife Model B (the "New Unit") to be located at such Site; provided that UCSF SHC shall be responsible for repairing the Site to its original condition and implementing any changes UCSF SHC wishes to make to the Site or which are required to support the New Unit. UCSF SHC shall indemnify GKF for any such repairs or changes made or implemented by UCSF SHC, which indemnification shall be in the same manner as GKF is indemnified in Section 8(d) of the Agreement.

        a. The Original Unit shall be removed and the New Unit shall be installed by GKF after all appropriate licenses, permits, approvals, consents and authorizations (collectively, the "Permits") have been obtained by (and at the sole cost and expense of) UCSF SHC for such removal and installation, including, without limitation, the removal and reloading of the cobalt-60. The timing and procedure for such removal and installation shall be as mutually agreed upon between the parties. As used herein, the "installation" of the New Unit by GKF shall mean the placement of the New Unit at the Site and the loading of the cobalt-60.

        b. If UCSF SHC has performed its obligations hereunder with respect to the removal of the Original unit and the installation of the New Unit, including, without limitation, obtaining the Permits, but the New Unit has not been installed in accordance with the agreement of the parties, UCSF SHC shall give written notice thereof to GKF. Subject to Section 26(c) (Force Majeure) of the Agreement, if the New Unit has not been so installed within seven (7) days after GKF's receipt of such notice from UCSF SHC, GKF shall pay liquidated damages to UCSF SHC in the amount of One Thousand Dollars ($1,000) for each business day after the expiration of such seven (7) day period until the New Unit has been installed. The




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                parties agree that (i) it would be impractical and extremely difficult to estimate the damages suffered by UCSF SHC as a result of GKF's failure to complete the installation of the New Unit; and (ii) the liquidated damages provided for above represent a reasonable estimate of the damages which UCSF SHC would incur as a result of such failure and that such liquidated damages will be the full, agreed and liquidated damages for such failure.

5.      *

6. Per Procedure Payment. Effective on the date the first clinical treatment is performed on the New Unit, Section 2 of the First Amendment shall be deleted and replaced with the following:

               *

7. Cobalt Reloading. It is anticipated that after the New Unit has been in clinical operation for six (6) years, UCSF SHC will remove and reload the cobalt-60 into the New Unit


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        during the seventh (7th) Rate Year. UCSF SHC shall be responsible for all costs associated with the removal and disposal of the depleted cobalt and the installation of the new cobalt-60 into the New Unit. In addition, UCSF SHC shall indemnify GKF for the foregoing in the same manner as GKF is indemnified in Section 8(d) of the Agreement.

8. Transfer of Title to New Unit. At the end of the seventh (7th) Rate Year, GKF shall transfer all of its right, title and interest in and to the New Unit to UCSF SHC in consideration for the payment by UCSF SHC to GKF of One Dollar ($1.00).

9. Services Performed by GKF. In addition to GKF's responsibilities under the Agreement, GKF shall provide marketing support and research funding assistance, and use its efforts to include UCSF SHC in networks with third party payors, where warranted, for the provision of Gamma Knife services. Such services shall include the following:

        a. Sponsoring a guest lecturer for Gamma Knife symposiums in each for the first seven (7) Rate Years.

        b. Assisting in the funding of, at minimum, one research project related to the clinical applications of the Gamma Knife to functional procedures (i.e., epilepsy, Parkinson). Additional research projects with Gamma Knife clinical applications shall be considered on a case-by-case basis.

        c. Develop a marketing and sales plan within thirty (30) days of execution of this Amendment for review by UCSF SHC. GKF and UCSF SHC shall meet at minimum quarterly to review the effectiveness of the marketing and sales plan.

        *

10. Allocation of Responsibility. It is understood by the parties that GKF is not responsible for any additional hardware, cobalt reloading, software changes and/or other modifications to the New Unit except as agreed upon in writing by UCSF SHC and GKF. The Agreement may be modified to reflect any additional changes or modifications.

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11.     Financing. GKF shall ensure that the financing of its New Unit shall not restrict or prohibit the transfer of title to the New Unit pursuant to
        Section 8 above.

12. Service Liaison. UCSF SHC shall designate an individual to be responsible for conveying any Gamma Knife service/maintenance issues to Elekta. The designated individual, however, must obtain prior written approval from GKF for any service and/or maintenance that is not covered by warranty or under GKF's service agreement with Elekta. Notwithstanding the foregoing, it is understood that upon transfer of title to the New Unit to UCSF SHC pursuant to Section 8 above, the Service Agreement between GKF and Elekta referenced in Section 16 of the Agreement shall terminate and GKF shall have no further obligation to service or repair the New Unit pursuant to this Section 12 or under the Agreement.

13. Acknowledgment of Assignment. UCSF SHC acknowledges the assignment by University to UCSF SHC of all of University's rights and obligations under the Agreement and the LGU Agreement (as defined in the Agreement), and UCSF SHC hereby accepts such assignment and assumes and agrees to perform all of University's obligations arising thereunder. In furtherance of the foregoing, UCSF SHC shall cause University to execute this Amendment solely for the purpose of acknowledging such assignment.

14. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.

15. Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect.

16. Dispute Resolution. In the event any dispute should arise between the parties hereto as to the validity, construction, enforceability or performance of this Agreement or any of its provisions, such dispute shall be settled by arbitration.

        a. Arbitrators. There shall be one (1) arbitrator for the arbitration hearing who shall be chosen as follows. Within ten (10) days following any such election by either of the parties hereto to arbitrate, each party shall provide the other with written notice of its designee, who shall be a lawyer actively practicing in San Francisco with not less than ten (10) years experience in commercial healthcare matters, who shall have no prior relationship, attorney/client or otherwise, with any of the parties and who shall have committed in writing his or her willingness to timely serve hereunder. Within ten (10) days after such exchange of such identification of such designees, the designees shall meet and select and identify in writing to each of the parties a third party ("Arbitrator") who either meets the eligibility requirements of such designees, or who is a retired judge actively engaged in alternative dispute



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        resolution matters in San Francisco, California, with not less than ten
        (10) years experience on the bench or in alternative dispute resolution matters. In the event that any party fails to timely designate its designee, such dispute shall thereupon immediately be deemed determined in accordance with the position of the other party, but only so long as such other party has not also failed to timely designate its designee. In the event that such designees are unable to timely select and identify Arbitrator, such designees shall, without further action, automatically be deemed dismissed and the parties hereto shall, within ten (10) days thereafter, repeat the designation process provided for in this Section.

        b. Arbitrator Authority. Arbitrator (i) shall have all authority of a court of competent jurisdiction, including the authority to issue injunctive and/or other orders, including rules of discovery, procedure and/or evidence, and to award damages, actual, compensatory and/or punitive, (ii) shall designate another person to act in his or her place in any instance in which he or she is unable to act within the mandated time frame within ten (10) days after making such determination, and
        (iii) shall determine and designate the prevailing and nonprevailing parties to any dispute.

        c. Law to be Applied. The substantive law of the State of California shall be applied by Arbitrator to the resolution of the dispute; provided that the arbitration shall be conducted in accordance with the rules then prevailing of the American Arbitration Association. The parties shall have the rights of discovery as provided for in Part 4 of the California Code of Civil Procedure and the provisions of Section 1283.05 of the California Code of Civil Procedure are hereby incorporated by reference into this Agreement pursuant to the provisions of Section 1283.1(b) of the California Code of Civil Procedure. In the event that either said Sections is amended in a manner which limits or reduces the discovery rights contained in said Sections as of the date hereof, said amendment shall not be deemed to apply to this Agreement unless the parties agree in writing that the same shall apply. In the event that either Section 1283.05 or 1283.1(b) is repealed, the provisions of Section 1283.05 shall nevertheless continue to apply and the parties shall have the discovery rights as provided therein as of the date of this Agreement. The California Evidence Code shall apply to all testimony and documents submitted to Arbitrator.

        d. Place and Timing Arbitration. The arbitration shall take place in San Francisco, California, unless the parties otherwise agree in writing. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by Arbitrator. As soon as reasonable practicable, but not later than thirty (30) days after the hearing is completed, Arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by Arbitrator and mailed to each of the parties and their respective legal counsel.

        e. Limited Judicial Action. The designated prevailing party may, but need not, apply to any court of competent jurisdiction to enter a confirming award as to any Arbitrator decisions. No appeal may be taken from any Arbitrator decision except on a claim of


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        fraud on the part of Arbitrator, provided that no such appeal shall in any way stay or otherwise delay the effect of the appealed decision.

        f. Fees and Costs. The designated nonprevailing party in any dispute shall be required (i) to fully compensate Arbitrator, and each of the designees, for their respective services hereunder at their respective prevailing hourly rate of compensation, and (ii) to fully reimburse the designated prevailing party in any dispute for all of its documented attorneys' fees and costs in connection with such dispute, as confirmed by Arbitrator without right of challenge by such nonprevailing party.

        g. Rights Reserved by Parties. The provisions of this Section shall not limit, require the postponement of implementation, or in any other way preclude the exercise of any rights otherwise enjoyed by any party to this Agreement under the provisions hereof.


        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

GK FINANCING, LLC                                  UCSF-STANFORD HEALTH CARE

BY:  Craig K. Tagawa                               BY:  /s/
   -----------------------------                      --------------------------
TITLE:  CEO                                        TITLE:  Administrative
      --------------------------                           Materials Manager
                                                         -----------------------
DATE:  February 6, 1998                            DATE:  March 27, 1998
     ---------------------------                        ------------------------


THE UNDERSIGNED PARTY IS EXECUTING THIS AMENDMENT SOLELY FOR THE PURPOSE OF ACKNOWLEDGING AND CONFIRMING THE ASSIGNMENT SET FORTH IN SECTION 13 ABOVE:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

BY:  /s/ M. Gonzales
   -----------------------------
TITLE:
      --------------------------
DATE:
     ---------------------------




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